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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          CAPSTAR COMMUNICATIONS, INC.

                       (INCORPORATED ON FEBRUARY 26, 1992)

               (PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE)


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         Capstar Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

         FIRST, that the board of directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

         "RESOLVED that the Board of Directors of the Corporation deems and declares advisable an amendment to the Restated Certificate of Incorporation to amend Article Four, Section 4.1 to read as follows:

         "4.1 Authorized Shares. The total number of authorized shares of stock which the Corporation shall have authority to issue is 10,210,000 shares, consisting of the following:

         (a) 200,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"); and

         (b) 10,010,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares").

         Upon the filing of this Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State, each Class A Share (the "Old Shares") issued and outstanding immediately prior to such filing shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent 0.000064592 validly issued, fully paid and nonassessable Class A Share. Any fraction of a Class A Share that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares held by each stockholder) shall automatically be eliminated. Each certificate representing Old Shares shall thereafter represent that number of Class A Shares determined in the previous sentences; provided, however, that each person holding of record a stock certificate or certificates representing Old Shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of Class A Shares to which such person is entitled.


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         RESOLVED that the Board of Directors of the Corporation deems and declares advisable an amendment to the Restated Certificate of Incorporation to amend Article Five, Section 5.1 to read as follows:

                  "5.1     Identical Rights.  Except as herein otherwise
         expressly provided in this Restated Certificate of Incorporation, all Class A Shares shall be identical and shall entitle the holders thereof to the same rights and privileges."

         RESOLVED that the Board of Directors of the Corporation deems and declares advisable an amendment to the Restated Certificate of Incorporation to delete Article Five, Sections 5.2, 5.3, 5.4, 5.5 and 5.6 in their entirety."

         SECOND, that in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given written consent to said amendments in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

         THIRD, that the previously stated amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 and of the General Corporation Law of the State of Delaware.

                  [Remainder of page intentionally left blank.]


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
1st day of July, 1998.

                                             CAPSTAR COMMUNICATIONS, INC.



                                              By:   /s/
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                                              Name:
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                                              Title:
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